Exhibit 5.1

May 17, 2012

SciQuest, Inc.

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

Ladies and Gentlemen:

I have acted as legal counsel for SciQuest, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (the “Registration Statement”), of a proposed offering of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the SciQuest, Inc. Employee Stock Purchase Plan (the “Plan”).

I have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all records, documents and instruments submitted to us as originals, the conformity to the originals of all records, documents and instruments submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter records, documents and instruments.

I express no opinion concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares have been duly authorized and, upon payment and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement. No opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act, and I assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

/s/ Grant W. Collingsworth
Grant W. Collingsworth,
General Counsel of SciQuest, Inc.